UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 18, 2024

PROS Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33554	76-0168604
(Commission File Number)	(IRS Employer Identification No.)

3200 Kirby Drive, Suite 600	Houston	TX		77098
(Address of Principal Executive Offices)				(Zip Code)

Registrant’s telephone number, including area code			(713)	335-5151

(Former Name or Former Address, if Changed Since Last Report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock $0.001 par value per share	PRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2024, Todd McNabb joined PROS Holdings, Inc. (the “Company”), as Chief Revenue Officer. Mr. McNabb most recently served as Chief Revenue Officer at ScienceLogic from 2021 to 2023 and as VP Sales at VMware from 2019 to 2021.

Mr. McNabb, 49, has no family relationships with any of the Company's directors or executive officers and is not a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

On April 18, 2024, the Company entered into an Employment Agreement (the “Agreement) with Mr. McNabb. Pursuant to the Agreement, Mr. McNabb is entitled to an annual base salary of $450,000.00 per year and is eligible to participate in the Company's employee bonus plans as authorized by the Company’s Board of Directors. The Company’s Compensation and Leadership Development Committee (the “CLD Committee”) has approved an annual incentive bonus target equal to 100% of Mr. McNabb's base salary. Also, in connection with the commencement of Mr. McNabb’s employment, the CLD Committee approved certain equity awards to Mr. McNabb pursuant to the Company's Amended and Restated 2017 Equity Incentive Plan. Mr. McNabb's base salary and annual bonus opportunity are each subject to periodic review by the CLD Committee. In the event Mr. McNabb's employment is terminated by him for good reason, by us without cause, or we decide not to renew his Agreement, provided Mr. McNabb delivers a general release, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 12 months, (iv) an amount equal to 12 times the monthly cost of Mr. McNabb's health benefits, (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination and prior to the first anniversary of his termination date, and (vi) the acceleration of vesting of all performance restricted stock awards scheduled to vest prior to the first anniversary of his termination date, where the applicable performance period is deemed to have ended on his termination date.

Alternatively, if Mr. McNabb's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his Agreement within six months prior to, or anytime after, a change of control of the Company, provided Mr. McNabb delivers a general release, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 18 months, (iv) an amount equal to 18 times the monthly cost of Mr. McNabb's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. If Mr. McNabb's employment with us terminates due to his death or disability, his employment will automatically terminate and he will be entitled to accelerated vesting of (i) all equity awards with respect to all shares that would have vested after the termination date, and (ii) all performance stock awards at 100% of the target number granted. Mr. McNabb is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Mr. McNabb is also a party to the Company’s standard indemnification agreement for officers and directors. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2017 and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.
On April 18, 2024, the Company issued a press release announcing the employment of Mr. McNabb. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit Description
10.1	Employment Agreement dated April 18, 2024
99.1	Press release dated April 18, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROS HOLDINGS, INC.

April 18, 2024	/ s / Damian W. Olthoff
Damian W. Olthoff
General Counsel and Secretary